                                                                   Exhibit 10.12


                        TITLE PLANT MAINTENANCE AGREEMENT


This TITLE PLANT MAINTENANCE AGREEMENT (this "Agreement") dated as of _________, 2004 is entered into between PROPERTY INSIGHT, LLC, a California limited liability company with its principal place of business at 601 Riverside Avenue, Jacksonville, FL 32204 ("PI"); AMERICAN PIONEER TITLE INSURANCE COMPANY, a Florida-domiciled title insurance company with its principal place of business at 601 Riverside Avenue, Jacksonville, FL 32204 ("APTIC").

                              W I T N E S S E T H:

      WHEREAS, APTIC is a direct or indirect subsidiary of Fidelity National Financial, Inc., a Delaware corporation ("FNF"); and

      WHEREAS, APTIC is engaged in the title insurance business, including searching and examining titles to real property, and issuing or causing to be issued policies of title insurance insuring interests in real property; and

      WHEREAS, in connection with its business, APTIC is the owner of several 'title plants', with each title plant consisting of a collection of data, images, and/or indices, including indices of land records and copies of Official Records and other materials and databases, relating to a particular geographic area; and

      WHEREAS, certain of the title plants owned by APTIC is more particularly described on the applicable schedule relating to such title plant attached to EXHIBIT B (the "Title Plants"); and

      WHEREAS, APTIC desires to retain PI to provide the management, maintenance and updating services (as more fully described below and in the schedules to EXHIBIT B) for each of the Title Plants, and PI is willing to provide such services, subject to the terms and conditions set forth herein, as of the Effective Date (as defined in Section 10.12); and

      WHEREAS, simultaneous with the effectiveness of this Agreement, PI will also enter into a Master Title Plant Access Agreement (the "Title Plant Access Agreement") with Rocky Mountain Support Services, Inc., an Arizona corporation with its principal place of business at 601 Riverside Avenue, Jacksonville, FL 32204 ("RMSS") and a direct or indirect subsidiary of FNF, pursuant to which RMSS will obtain access from PI to the updated Title Plants, on behalf of APTIC as well as other direct or indirect subsidiaries of FNF who are not owners of the Title Plants but who desire access to one or more of the Title Plants from time to time (collectively, the "FNF Affiliates"); and

      WHEREAS, also simultaneous with the effectiveness of this Agreement, RMSS will enter into a Cost Sharing Agreement with the FNF Affiliates (including APTIC), pursuant to which RMSS will distribute the costs and fees charged by PI to RMSS for the title plant access of each of the FNF Affiliates under the Title Plant Access Agreement, with each FNF Affiliate's share to be based on its title plant access and usage; and

      WHEREAS, as permitted by the terms and conditions of this Agreement, it is anticipated that from time to time PI will enter into title plant access agreements with third parties who desire to access one or more of the Title Plants (including competitors of APTIC); and

      WHEREAS, PI is a direct or indirect subsidiary of Fidelity National Information Services, a Delaware corporation ("FNIS");

      NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I.
                 RETENTION FOR UPDATING AND MAINTENANCE SERVICES

      Section 1.01 Retention of PI. As of the Effective Date, APTIC hereby retains PI to provide the services described in Section 2.01 (the "Services") for the Title Plants described in EXHIBIT B; and PI hereby accepts such retention as to each of the Title Plants that are described in EXHIBIT B, all in accordance with the terms and conditions of this Agreement. Without limiting the foregoing, the parties acknowledge that PI may use employees, independent contractors or consultants to provide the Services.

                                  ARTICLE II.
                                  THE SERVICES

      Section 2.01 PI Services. During the term of this Agreement, and subject to the terms and conditions hereof, PI shall provide (or cause to be provided) all of the services described in this Section 2.01.

      (a) Updating, Purging and Maintaining the Title Plants. After receiving from APTIC all of the Title Plants as updated, purged and maintained up to the Effective Date (as to each of the Title Plants, a "Base Title Plant" and collectively the "Base Title Plants") as contemplated by Section 2.03(b), PI shall periodically update and purge each of the Base Title Plants in accordance with the specifications and the frequency and procedural requirements set forth on the applicable schedule for such Title Plant included in EXHIBIT B. Each of the Base Title Plants shall be sorted, stored, filed and maintained in the format specified for such Base Title Plant on the applicable Title Plant schedule to EXHIBIT B. PI shall extract pertinent information from the public records and add such pertinent information to each Base Title Plant, and purge outdated or irrelevant information, all in accordance with the specifications set forth on the applicable Title Plant schedule to EXHIBIT B. Without limiting or expanding the foregoing and as a non-contractual commitment, the parties acknowledge that (i) the objective of these services is to maintain each of the Title Plants in such a manner that it will at all times be current, accurate and accessible, so as to provide an abstract and title evidence plant for the geographic areas covered by the Title Plants, and (ii) the title plant updating and maintenance services being provided by the former Aptitude Solutions Division of APTIC (the "Division") as of the Effective Date are of a nature and quality that satisfies these objectives. For sake of clarification, the parties further acknowledge that, as between PI and APTIC, each of the Title Plants, as so updated by PI, remains exclusively owned by APTIC.

      (b) Manuals and Training. PI shall produce and maintain detailed documentation designed to enable APTIC and its employees to understand the nature and content of the Title Plants. This will include creating and maintaining manuals and other documentation setting forth in reasonable detail a description of the nature and content of the databases, indices and other information and materials included in each Title Plant. Such manuals and documentation are the property of PI and shall be returned to it upon termination of PI's obligations to provide the Services under this Agreement, provided that APTIC shall be provided with a copy of all manuals and documentation, as updated and maintained to the date of such termination, relating to each of the Title Plants.

      Section 2.02 Additional Obligations of PI in Performing Services.

      (a) Proprietary Systems. The parties acknowledge that in providing the Services described herein, PI may utilize proprietary systems and software, together with methodologies and technologies, developed, owned or licensed by it (the "Proprietary Systems"), to process, store, extract and manipulate the data and information in the Title Plants into a readily accessible and searchable information system. APTIC acknowledges that, unless otherwise provided in this Agreement (including without limitation Section 8.02) or agreed in writing by the parties, APTIC has no ownership right, title or interest in the Proprietary Systems, including any and all source code, object code and/or compiled code that may be used in connection with constructing, processing, extracting or manipulating the Title Plants. Nothing in this Section 2.02(a) shall affect any ownership or other right that APTIC has in the intellectual property described in Article IV.

      (b) Updated and Replacement Equipment and Systems. PI may, but is not required to, from time to time acquire or develop additional hardware, software or other equipment or systems in connection with the fulfillment of its obligations hereunder. All such acquisitions shall be at the expense of PI and, subject to Section 8.02, such hardware, software or other equipment or systems so acquired shall be owned solely by PI, unless APTIC has agreed to compensate PI for such acquired property, and APTIC will not have any ownership rights therein, unless otherwise agreed by the parties.

      Section 2.03 Obligations and Rights of APTIC.

      (a) Exclusive Use of PI Services. With respect to the Services hereunder that PI will provide to APTIC as of the Effective Date, APTIC agrees to use PI exclusively for Services for the Title Plants described in EXHIBIT B at all times during the applicable term of this Agreement, subject in all cases to the termination provisions set forth in Article VIII. To the extent that, after the Effective Date, PI has or acquires the right to update and maintain any other title plant in a geographic location in which APTIC is doing business and is receiving title plant updating and maintenance services from any other party (other than PI or a direct subsidiary of APTIC), then, so long as the service levels and pricing (including royalties) offered by PI for title plant updating and maintenance services are as good or better than the service levels and pricing in effect with such other party, if requested by PI, APTIC agrees to (x) terminate its title plant updating and maintenance contract with such other party at the earliest date permitted without incurring a termination fee or penalty and (y) enter into a contract with PI for the provision of title plant updating and maintenance services (similar to those provided hereunder).

Furthermore, APTIC agrees that, so long as Services are being provided to it hereunder, to the extent that (A) APTIC determines to enter into a service arrangement with any other party (other than a direct subsidiary of APTIC) to update and maintain any other title plants that are currently owned or may hereafter be acquired by APTIC, and (B) the service levels and pricing (including royalties) offered by PI for such title plant updating and maintenance services are as good as or better than the service levels and pricing offered by such other party, if requested by PI, APTIC agrees to obtain such services from PI exclusively. If the service levels or pricing terms offered by PI for title plant updating and maintenance services for additional title plants pursuant to this Section 2.03(a) are not as good or better than those offered by the other applicable party and if APTIC has otherwise complied with the provisions of this Section 2.03(a), then nothing contained herein shall restrict or limit the ability of APTIC to enter into any service arrangement with another party to update and maintain its title plants.

      (b) Base Title Plant Provided. APTIC hereby agrees that, on the Effective Date, it will make available to PI, all of the Base Title Plants (as more fully specified in the applicable schedule for such Title Plant included in EXHIBIT B) that comprise each of the Title Plants as of the Effective Date so that PI will be able to perform the Services to APTIC and similar services to other customers of PI.

      (c) Representations and Warranties Regarding Software and Title Plants. APTIC hereby represents and covenants to PI, as to its Title Plants and Software that:

            (i) APTIC owns, or has a license or right to use and sublicense to others, all of the Title Plants and Software, as more specifically identified on the applicable schedule for each Title Plant included in EXHIBIT B, free and clear of all liens, encumbrances and adverse claims. No proceedings are pending or, to the knowledge of APTIC, threatened which challenge its rights with respect to the Title Plants and Software, nor has any person or entity claimed or alleged any rights thereto.

            (ii) All of the Title Plants and Software meet the specifications set forth on EXHIBIT B, and APTIC has taken reasonable precautions to assure that the Title Plants and Software, as provided to PI on the Effective Date, are free of viruses or other contaminants that are designed to disable, lock, erase or otherwise interfere with normal use thereof.

            (iii) APTIC's use of the Title Plants and Software, including the licenses granted to PI pursuant to Article IV, does not infringe upon any intellectual property rights of any other person or entity.

            (iv) The schedules included in EXHIBIT B accurately describe all of the software, software programs, and software systems that are in use by APTIC (directly or indirectly through the Division) as of the Effective Date.

      (d) Compliance with Title Plant Access Agreement. APTIC acknowledges that simultaneously herewith, PI has entered into the Title Plant Access Agreement with RMSS, pursuant to which RMSS will obtain access from PI to the updated Title Plants, on behalf of APTIC and other FNF Affiliates. The terms of the access to the Title Plants are set forth in schedules and exhibits to the Title Plant Access Agreement. In connection with such access, and as part of the consideration hereunder, APTIC agrees to abide (and to cause RMSS to comply) with the terms of the Title Plant Access Agreement, including the terms and conditions governing access to the Title Plants.

      Section 2.04 Working Committee. Within 10 days following the effectiveness of this Agreement, the parties shall establish a title plant working committee who shall be empowered and authorized to work together to mutually agree to adjust and/or refine (including additions or deletions) the specific services to be provided hereunder, and whose members shall include one representative from each of the parties to this Agreement. The working committee shall meet from time to time as necessitated by the operation of this Agreement.

      Section 2.05 Errors.

      (a) Errors Discovered. Promptly upon the discovery of any error in the information, in whatever form, contained in any Title Plant, APTIC shall communicate in writing to PI, setting forth a detailed description of the error and the means of locating the error within the applicable Title Plant and the relevant search system. Upon receipt of such information, PI shall promptly investigate the allegedly erroneous information and upon verification, shall incorporate the correction into the applicable Title Plant(s).

      (b) Liability for Errors. Notwithstanding any provision to the contrary, except in the event of PI's gross negligence or willful misconduct, PI shall have no liability to APTIC for any error in any of the information provided in the performance of the Services in connection with any of the Title Plants, including without limitation the ordinary ongoing maintenance of the Title Plants, and the periodic posting and updating title information in the Title Plants, by PI. PI shall have no liability or responsibility to any customer of APTIC, or to any person or entity to which APTIC may furnish such title information, report, binder, guarantee or policy, by reason of any error in any information furnished by PI hereunder. In the event that any such customer or person shall claim or assert that PI has such liability by reason of any error in the information that PI is required to furnish or has furnished under the terms of this Agreement, APTIC shall indemnify and hold PI harmless from and against such claim or demand, including the reasonable costs, expenses, attorneys' fees and actual loss or losses incurred or sustained by reason of such claim or assertion. When such a claim or assertion is made to PI, it shall promptly give notice to APTIC, and APTIC shall have the right (if it so elects) to provide for the defense of PI in any action or litigation based upon or involving such claim or assertion, by counsel of APTIC's choosing and at APTIC's expense, and to pursue such litigation to final determination. In such event, APTIC shall also have the right, at its sole cost, whether or not any action or litigation shall have resulted, to compromise or settle any such claim on behalf of PI, except to the extent that such compromise or settlement involves terms other than money damages or does not provide for a full release of claims for the benefit of PI.

                                  ARTICLE III.
                            PERFORMANCE OF SERVICES

      Section 3.01 Performance of Services. PI and APTIC shall perform their respective obligations hereunder with the same degree of care, skill, and prudence customarily exercised for their own operations. Except as may be specifically noted in the description of services to be performed in connection with a particular Title Plant (including the service level requirements therefor) on it respective schedule to EXHIBIT B, it is understood and agreed that, unless and until otherwise agreed by APTIC, the Services provided to APTIC will be of a nature and quality reasonably comparable to the Services performed by the Division during the fiscal year immediately prior to the execution of this Agreement.

      Section 3.02 Use of Services. The parties agree to perform and use the Services in accordance with all applicable federal, state, and local laws, rules, regulations, and tariffs and in accordance with reasonable conditions, rules, regulations and specifications which are or may be set forth in any manuals, materials, documents, or instructions from the other parties, as applicable. Each party reserves the right to take all actions in order to ensure that the Services are provided in accordance with any applicable laws, rules, regulations, and tariffs.

      Section 3.03 Authority. Each party to this Agreement will retain discretion, control, and management over its respective business, including, without limitation, (i) oversight and management, (ii) formulation and implementation of policy decisions, (iii) supervision of the employment of personnel, and (iv) payment of all financial obligations.

      Section 3.04 Officers and Directors. Nothing herein shall be construed to restrict the officers and directors of PI or APTIC in the performance of their respective duties or limit the exercise of their powers as prescribed by law or otherwise.


                                  ARTICLE IV.
                  LICENSE OF TITLE PLANTS AND RELATED SOFTWARE

      Section 4.01 License to Use Title Plant Assets and Software.

      (a) Grant of Title Plant License. In consideration for the Services to be provided by PI to APTIC pursuant to this Agreement, APTIC hereby grants to PI, a perpetual, irrevocable, non-terminable, transferable, and nonexclusive worldwide license (the "Title Plant License") to use, exploit, sell services from, sublicense, operate, alter, modify, adapt, distribute, create derivative works from, display, copy (for internal use and for use by third parties who have entered into contracts with PI for access to the Title Plants), and access the Title Plants, (including as updated and compiled through the Services), including without limitation any use in connection with arrangements that may be entered into by PI with other potential users of the Title Plants (including FNF Affiliates as well as entities who may be competitors of APTIC) to provide such users with rights to access the Title Plants, provided, however, that in no event shall any such other user be granted any ownership rights in or to any of the Title Plants.

      (b) Grant of Software License. In further consideration for the Services to be provided by PI pursuant to this Agreement, APTIC hereby grants to PI, a perpetual, irrevocable, non-terminable, transferable, and nonexclusive worldwide license (the "Software License") to use, reproduce, exploit, sell services from, sublicense, operate, alter, modify, adapt, distribute, create derivative works from, display and access all of the software, software programs, and software systems that are currently used by APTIC, either directly or through the Division (the

"Software"), as more fully identified on EXHIBIT B, and including the right to create derivative and advanced works and the right to sublicense use of the Software to other third parties. All right, title and interest, including copyright, in the derivative works created by or at the direction of PI, as between PI and APTIC, shall be owned by PI.

Section 4.02 Assignment of Existing Access Agreements. In further consideration of the Services to be provided by PI pursuant to this Agreement, APTIC hereby assigns to PI all of its right, title and interests in and to, and all of its obligations to perform, all of the agreements in effect as of the Effective Date pursuant to which APTIC has granted access to one or more of its Title Plants to third parties (excluding FNF Affiliates), all of which are listed on the applicable Title Plant schedules to EXHIBIT B. PI hereby agrees to perform the obligations under all such agreements in accordance with the terms and conditions set forth therein, and shall be entitled to all fees, compensation and other payments under these agreements.

      Section 4.03 Royalties.

      (a) Calculation of the Royalty. In consideration for the grant of the Title Plant License and the Software License (collectively the "Licenses"), and subject to the royalty termination provisions set forth in Section 8.02(a)(iii), so long as one or both of the Licenses are effective hereunder or PI is otherwise entitled to access any of the Title Plants or the Software (including during the period pending the effectiveness of a termination under Section 8.02), PI agrees to pay to APTIC a royalty (the "Royalty"), equal to the amounts calculated in accordance with the tiered rate formula set forth on EXHIBIT A, and subject to adjustment as described on EXHIBIT A.

      (b) Payment of the Royalty. On or before the 25th day of each calendar month, PI shall pay to APTIC the Royalty, calculated in accordance with EXHIBIT A for the immediately preceding calendar month, provided, that, as more fully described in EXHIBIT A, the aggregate amount of the Royalty due and paid in each fiscal year shall be reviewed at the end of each fiscal year with a view to making adjustments, if appropriate, in accordance with the procedures set forth on EXHIBIT A. All payments hereunder shall be in immediately available funds in lawful US currency. APTIC shall provide PI with wire transfer or other payment instructions for the Royalty.

      Section 4.04 Limitation of License. The parties acknowledge that, as to each of the Title Plants and the Software, no right of ownership therein is transferred to PI by the terms of this Agreement, other than with regard to certain possible derivative works as expressly set forth in Section 4.01. Except as otherwise contemplated in Section 4.01, as between the parties hereto, APTIC retains ownership of and all rights of any kind whatsoever in the Title Plants and the Software, including without limitation, rights in data structures, data, written documentation, and all other attributes of any kind, whether such rights are granted by the law of the United States or any state in the United States, including common law, the law of any other national or international jurisdiction, or by international treaty or convention.

                                   ARTICLE V.
                                 CONFIDENTIALITY

      Section 5.01 Each party hereto may from time to time be provided with or have access to information that is confidential and proprietary to the other party hereto. Accordingly, each party agrees that (i) it will not reveal such information or any of it, that is not otherwise generally available to the public, to a third party without the prior written consent of the other party, except as may be permitted by the grant of the sublicensing rights described above or as required by law or as necessary to perform obligations or enforce rights hereunder; (ii) that such information will be distributed only to those of its own employees and officers and agents who have a reasonable need for it in order to carry out the purposes of and exercise its rights under this Agreement; (iii) that such information will not be used in any manner except for the purpose provided; and (iv) that upon termination of this Agreement, all documents containing such confidential or proprietary information upon request will be returned promptly to the party to which such information belongs. Each party shall take such steps as are reasonably necessary to protect the confidential or proprietary information of the other. For purposes hereof, confidential or proprietary information shall include, among other things, customer lists and other customer information, and financial, technical, and business information relating to one party and provided by such party to the other, including without limitation any of the Title Plants, and the Proprietary Systems.

                                  ARTICLE VI.
                             RELATIONSHIP OF PARTIES

      Section 6.01 Independent Contractors. Each of the parties hereto is an independent contractor acting for its own account and is not authorized to make any commitment or representation on the other's behalf unless authorized in writing.

      Section 6.02 Competition. None of the parties shall have a duty to the other party to refrain from engaging in the business of providing services similar or identical to the business of the other party, nor shall either party have a duty to the other party to refrain from engaging in the business of providing services similar or identical to the Services hereunder to third parties, provided in all cases that nothing herein shall permit APTIC (i) to create or maintain a business or entity, a significant portion of whose business is the updating and maintenance of title plants for non-affiliated parties, in competition with PI, or (ii) to enter into a contract to receive title plant updating and maintenance services from any third party unless APTIC has first complied with the provisions of Section 2.03(a).

                                  ARTICLE VII.
                     DISCLAIMER AND LIMITATIONS OF LIABILITY

      Section 7.01 Limitations of Liability. THE LIABILITY OF EITHER PARTY FOR A CLAIM ASSERTED BY THE OTHER PARTY BASED ON A BREACH OF ANY COVENANT UNDER, AGREEMENT IN, OR UNDERTAKING REQUIRED BY, THIS AGREEMENT SHALL NOT EXCEED, IN THE AGGREGATE, AN AMOUNT EQUAL TO THE "MAXIMUM LIABILITY AMOUNT" (AS HEREINAFTER DEFINED) CALCULATED FOR THE FISCAL YEAR (SUBJECT TO THE LAST TWO SENTENCES OF THIS

SECTION) IMMEDIATELY PRIOR TO THE YEAR IN WHICH SUCH LIABILITY ARISES; PROVIDED THAT THE MAXIMUM LIABILITY AMOUNT SHALL NOT BE APPLICABLE IN RESPECT OF ANY CLAIMS BASED ON A PARTY'S (i) GROSS NEGLIGENCE, (ii) WILLFUL MISCONDUCT, (iii) IMPROPER USE OR DISCLOSURE OF CONFIDENTIAL INFORMATION, (iv) VIOLATIONS OF LAW, OR (v) INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF A PERSON OR ENTITY WHO IS NOT A PARTY HERETO OR THE SUBSIDIARY OF A PARTY HERETO. For purposes hereof, "Maximum Liability Amount" means, for any fiscal year, the amount equal to 1.25% of PI's annual gross revenues that are attributable to the use of the Title Plants and/or use of the Software, as determined in accordance with generally accepted accounting principles consistently applied throughout the applicable period. In the event that liability hereunder shall arise during the first 2 calendar years of the effectiveness of this Agreement (i.e., arising any time prior to December 31, 2005), for purposes of calculating the Maximum Liability Amount, the amount of PI's annual gross revenues shall be equal to the product of (x) the average monthly gross revenues that are attributable to the use of the Title Plants and/or use of the Software for the entire period immediately prior to the date on which such liability arises, multiplied by (y) 12. Without limiting and subject to the foregoing and to Section 7.02, the parties acknowledge that if the obligation to provide Services under this Agreement is terminated pursuant to Sections 8.01(c), (e) or (h), then PI shall be liable for compensatory damages in an amount equal to the actual increased marginal costs incurred by APTIC in obtaining updated title plant information from the Title Plants.

      Section 7.02 Disclaimer of Liability. NONE OF THE PARTIES HERETO SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION OR OTHER PECUNIARY LOSSES, OR DAMAGES ARISING OUT OF LITIGATION OR GOVERNMENTAL INVESTIGATION, OR ARISING FROM THIS AGREEMENT OR THE USE OR INABILITY TO USE ANY OF THE TITLE PLANTS, EVEN IF ADVISED OF THE POSSIBILITY THEREOF, WHETHER FORESEEN OR UNFORESEEN, FORESEEABLE OR UNFORESEEABLE. THE FOREGOING LIMITATIONS OF LIABILITY SHALL APPLY REGARDLESS OF THE CAUSE OF ACTION UNDER WHICH SUCH DAMAGES ARE SOUGHT, INCLUDING, WITHOUT LIMITATION, BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY, OR OTHER TORT.

                                 ARTICLE VIII.
                              TERM AND TERMINATION

      Section 8.01 Termination. The obligation to provide Services under this Agreement may be terminated by any of the following means (it being understood that, notwithstanding any termination of the obligation to provide the Services, the Licenses may be terminated only as provided in Section 8.02):

      (a) at any time by mutual agreement of the parties hereto, in which event the obligation to provide Services under this Agreement shall terminate as of the date specified by the parties;

      (b) at any time by PI, if APTIC breaches any material warranty or fails to perform any material obligation hereunder, and such breach is not remedied within 30 days after written notice thereof to APTIC that is in default, in which event the obligation to provide Services under this Agreement shall terminate on the 20th business day following the expiration of such 30-day cure period; provided that if the breach or default is of a nature that it cannot reasonably be cured within a 30-day period and APTIC is actively pursuing a cure in good faith, then no default shall be deemed to have occurred so long as the default is cured as promptly as reasonably possible and in any event prior to the first anniversary of the occurrence of such default;

      (c) at any time by APTIC, if PI breaches any material warranty or fails to perform any material Service obligation owing hereunder, and such breach is not remedied within 30 days after written notice thereof to PI, in which event the obligation to provide Services under this Agreement shall terminate on the 20th business day following the expiration of such 30-day cure period; provided that if the breach or default is of a nature that it cannot reasonably be cured within a 30-day period and PI is actively pursuing a cure in good faith, then no default shall be deemed to have occurred so long as the default is cured as promptly as reasonably possible and in any event prior to the first anniversary of the occurrence of such default;

      (d) at any time by PI, if APTIC shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due, or shall (1) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property or assets, (2) make a general assignment for the benefit of its creditors, (3) commence a voluntary case under the federal Bankruptcy Code, (4) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (5) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or
(6) take any company action for the purpose of effecting any of the foregoing, in which event the obligation to provide Services under this Agreement shall terminate immediately;

      (e) at any time by APTIC, if PI shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due, or shall (1) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property or assets, (2) make a general assignment for the benefit of its creditors, (3) commence a voluntary case under the federal Bankruptcy Code, (4) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (5) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or
(6) take any company action for the purpose of effecting any of the foregoing, in which event the obligation to provide Services under this Agreement shall terminate immediately;

      (f) on or after the 5th anniversary of the Effective Date, by PI, upon 5 years' prior written notice to APTIC;

      (g) on or after the 5th anniversary of the Effective Date, by APTIC, upon 5 years' prior written notice to PI;

      (h) at any time by APTIC if there has been a change in control of PI; it being understood, that for purposes of this provision, "change of control" means a reorganization, merger, share (or LLC ownership interest) exchange or consolidation, or sale or other disposition of more than 50% of the LLC ownership interests in, or all or substantially all of the assets or business of, PI, other than a transaction in which no person or entity, other than FNIS or an entity controlled by FNIS, will have beneficial ownership, directly or indirectly, of 50% or more of the LLC ownership interests of PI or of the power to appoint the LLC manager(s) or vote in the election of directors; or

      (i) upon 6 months prior written notice by APTIC to PI if there has been a change in control of APTIC; it being understood, that for purposes of this provision, "change of control" means a reorganization, merger, share exchange or consolidation, or sale or other disposition of more than 50% of the voting capital stock in, or all or substantially all of the assets or business of, APTIC, other than a transaction in which no person or entity, other than FNF or an entity controlled by FNF, will have beneficial ownership, directly or indirectly, of 50% or more of the voting capital stock of APTIC or of the power to vote the election of directors.

      Section 8.02 Effect of Termination.

      (a) Services and Licenses. Upon termination of the obligation to provide Services or as to PI under this Agreement pursuant to Section 8.01 (the date on which the termination of the obligation to provide Services under this Agreement is effective being the "Service Termination Date"), then:

            (i) the obligations of the terminating or terminated party hereunder (except to the extent set forth in Section 8.03) shall immediately cease; and

            (ii) if the termination is pursuant to Sections 8.01 (c), (e), (f) or (h), then, with respect to APTIC, the Licenses granted to, and the rights to grant sublicenses and access to the Title Plants and the Software by, PI pursuant to Article IV shall terminate, effective as of the date of the latest expiration date of the third party contracts entered into by PI for title plant access to any of the Title Plants, provided that in no event shall the date for the termination of the Licenses hereunder be later that the 5th anniversary of the Service Termination Date, and provided, further, that, notwithstanding the Service Termination Date, Royalty payments in accordance with Section 4.03 for the access to and use of the Title Plants and the Software shall continue to be due and owing from PI until the date on which the Licenses are fully terminated and PI is no longer entitled to use or access any of the Title Plants or the Software; it being understood that after the Service Termination Date, PI shall not enter into any additional third party contracts for title plant access to any of the Title Plants nor shall PI extend or renew any such third party contract even if such extension or renewal would expire prior to the latest expiration date referred to above and the 5th anniversary of the Service Termination Date. So long as the obligation to provide Services to APTIC under this Agreement has not been terminated pursuant to Sections 8.01 (c), (e), (f) or (h), then the Licenses granted, and the rights to grant sublicenses, to PI pursuant to Article IV shall continue to be in full force and effect and, except as provided in this Article VIII, be perpetual, non-terminable, and irrevocable; and

            (iii) if the termination is pursuant to Sections 8.01(b), (d), (g) or (i), then, (A) the Licenses granted to, and the rights to grant sublicenses and access to the Title Plants and the Software by, PI pursuant to Article IV shall thereafter be perpetual, non-terminable, irrevocable and fully-paid, effective as of the Service Termination Date,
      (B) PI shall be entitled to retain a copy of the Title Plants, as updated and maintained to the Service Termination Date, and (C) PI shall have no further obligation to pay any additional Royalty to APTIC as of the Service Termination Date. Without limiting the foregoing, it is understood by the parties that after the Service Termination Date, PI shall be permitted to enter into third party contracts for title plant access to any of the Title Plants and to extend or renew existing contracts, in each case, without payment of any Royalty to APTIC; and

            (iv) if the termination is pursuant to Section 8.01 (a), then the Licenses granted to, and the rights to grant sublicenses and access to the Title Plants and the Software by, PI pursuant to Article IV shall be effective or shall terminate as per the agreement of the parties in connection with such termination.

      (b) Return of Title Plants and Software; Licensed of New Software. If the obligation to provide Services under this Agreement has been terminated then, within 2 business days of the date on which such termination is effective:

            (i) Return of Title Plants and Software. PI shall make available to APTIC for which Services are being terminated (A) an original copy of each of the Title Plants, as updated and maintained to the date of termination, in a generally-accessible format or system that will permit APTIC to easily use and access the Title Plant, together with the Software, and (B) an original copy of each of the Title Plants, as updated and maintained to the date of termination, in the form and format utilized in PI's normal course of business, together with the Software and a copy of all of the software, software programs and software systems that are necessary or appropriate to permit APTIC to use and access the Title Plants (the "New Software"), including an irrevocable, non-terminable, transferable, non-exclusive and royalty-free worldwide license to use, reproduce, exploit, sell services from, sublicense, operate, alter, modify, adapt, distribute, create derivative works from, display and access the New Software, in each case effective from the date on which the New Software is delivered to APTIC; provided that (x) if the termination is pursuant to Sections 8.01 (c), (e), (f) or (h), then such license to use and access the New Software shall be perpetual, (y) if the termination is pursuant to Sections 8.01(b), (d), (g) or (i), then such license to use and access the New Software shall be effective for a one year period, and (z) if the termination is pursuant to Section 8.01(a), then such license to use and access the New Software shall be effective for that period mutually agreed among the parties; and

            (ii) License of Upgraded Software. Except as otherwise provided in
      Section 8.02(b)(i), if either PI, on the one hand, or APTIC, on the other, is the owner of, or has other licensable rights (including the right to transfer or sublicense) to, the software and systems used to update, manage, maintain and access each of the Title Plants (the "Upgraded Software"), then, effective as of the date on which the termination is effective, either (A) if PI is the party who is the owner of, or has other licensable rights (including the right to transfer or sublicense) to, the Upgraded Software and the termination is pursuant to Sections 8.01 (c), (e), (f) or (h), then PI shall grant to APTIC a perpetual, irrevocable, non-terminable, transferable, and nonexclusive royalty-free worldwide license to use, reproduce, exploit, sell services from, sublicense, operate, alter, modify, adapt, distribute, create derivative works from, display and access the Upgraded Software; or (B) if APTIC is the party who is the owner of, or has other licensable rights (including the right to transfer or sublicense) to, the Upgraded Software and the termination is pursuant to Sections 8.01(b), (d), (g) or (i), then APTIC shall grant to PI a perpetual, irrevocable, non-terminable, transferable, and nonexclusive royalty-free worldwide license to use, reproduce, exploit, sell services from, sublicense, operate, alter, modify, adapt, distribute, create derivative works from, display and access the Upgraded Software; it being understood that (x) if PI is the party who is the owner of, or has other licensable rights (including the right to transfer or sublicense) to, the Upgraded Software and the termination is pursuant to Sections 8.01(b), (d), (g) or (i), then PI shall have no obligation to provide APTIC with any license or copy of, or use or access to, the Upgraded Software, and (y) if APTIC is the party(s) who is the owner of, or has other licensable rights (including the right to transfer or sublicense) to, the Upgraded Software and the termination is pursuant to Sections 8.01 (c), (e), (f) or (h), then APTIC shall have no obligation to provide PI with any license or copy of, or use or access to, the Upgraded Software. If required to license the Upgraded Software pursuant to this Section 8.02(b)(ii), then the applicable party agrees to make available to the other a copy of the Upgraded Software, together with instructions on its use and maintenance and, if reasonably requested, training and other assistance in learning to use the Upgraded Software. If PI, on the one hand, or APTIC, on the other, has rights from third parties to use and access the software and systems used to update, manage, maintain and access each of the Title Plants, which rights are not transferable or may not be sublicensed, then upon termination the applicable party will cooperate with the other in an effort to obtain rights in and to such software and systems from the third party owners.

      Section 8.03 Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Section 2.05(b) (Liability for Errors), Article IV (License of Title Plants and Related Software), Article V (Confidentiality),
Article VII (Disclaimer and Limitations of Liability) and this Article VIII (Term and Termination) shall survive the expiration or termination of this Agreement.

                                  ARTICLE IX.
                               DISPUTE RESOLUTION

      Section 9.01 Amicable Resolution. The parties mutually desire that friendly collaboration will continue between them. Accordingly, they will try to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement (a "Dispute") between the parties in connection with this Agreement (including, without limitation, any use of the Licenses or the termination of the licenses granted hereby), then the Dispute, upon written request of either party, will be referred for resolution to the Division Presidents of the parties, who will have ten (10) days to resolve such Dispute.

      Section 9.02 Mediation. In the event any Dispute cannot be resolved in a friendly manner as set forth in Section 9.01, the parties intend that such Dispute be resolved by mediation. If the Division Presidents of the parties are unable to resolve the Dispute as contemplated by Section 9.01, either party may demand mediation of the Dispute by written notice to the other parties in which case the parties will select a single mediator within ten (10) days after the demand. No party may unreasonably withhold consent to the selection of the mediator. Each party will bear its own costs of mediation but the parties will share the costs of the mediator 50/50. The mediator will have twenty (20) days from the date of referral to resolve any Dispute.

      Section 9.03 Arbitration. In the event that the Dispute is not resolved pursuant to Section 9.01 or through mediation pursuant to Section 9.02, the latter within thirty (30) days of the submission of the Dispute to mediation, either party may submit the dispute to binding arbitration pursuant to this
Section 9.03. All Disputes submitted to arbitration pursuant to this Section
9.03 shall be resolved in accordance with the Commercial Arbitration Rules of the American Arbitration Association, unless the parties involved mutually agree to utilize an alternate set of rules, in which event all references herein to the American Arbitration Association shall be deemed modified accordingly. Expedited rules shall apply regardless of the amount at issue. Arbitration proceedings hereunder may be initiated by either party by making a written request to the American Arbitration Association, together with any appropriate filing fee, at the office of the American Arbitration Association in Orlando, Florida. All arbitration proceedings shall be held in the city of Jacksonville, Florida in a location to be specified by the arbitrators (or any place agreed to by the parties and the arbitrators). The arbitration shall be by a single qualified arbitrator experienced in the matters at issue, such arbitrator to be mutually agreed upon by the parties. If the parties fail to agree on an arbitrator thirty (30) days after notice of commencement of arbitration, the American Arbitration Association shall, upon the request of either party to the dispute or difference, appoint the arbitrator. Any order or determination of the arbitral tribunal shall be final and binding upon the parties to the arbitration as to matters submitted and may be enforced by either party to the Dispute in any court having jurisdiction over the subject matter or over either of the parties. All costs and expenses incurred in connection with any such arbitration proceeding (including reasonable attorneys' fees) shall be borne by the party incurring such costs. The use of any alternative dispute resolution procedures hereunder will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either party.

      Section 9.04 Commencement of Dispute Resolution Procedure. Notwithstanding anything to the contrary in this Agreement, the parties are entitled to commence a dispute resolution procedure under this Agreement, whether pursuant to this
Article IX or otherwise.

                                   ARTICLE X.
                                  MISCELLANEOUS

      Section 10.01 Non-Exclusive Remedy. The parties acknowledge and agree that money damages would not be a sufficient remedy for any breach of this Agreement by either party or misuse of the Title Plants or the Software or any confidential information of either party. Accordingly, nothing in Article IX or this Article X will prevent either party from immediately seeking injunctive or interim relief in such event. All actions for such injunctive or interim relief shall be brought in a court of competent jurisdiction. In addition, the rights and remedies of the parties provided in this Agreement shall not be exclusive and are in addition to any other rights and remedies provided at law or in equity.

      Section 10.02 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto. Neither of the parties may assign its respective rights and obligations under this Agreement to any other person or entity without the prior written consent of the other party hereto. Except as expressly provided in this Agreement, the parties hereto intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

      Section 10.03 No Agency. Nothing in this Agreement shall be construed as making either party the agent of the other or as creating a partnership, joint venture or similar arrangement. As among the parties, each party shall be responsible for the payment of compensation to its employees and those of its subsidiaries, for any injury to them in the course of their employment, and for withholding or payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax laws with respect to such persons.

      Section 10.04 Notices. All notices and other communications required or permitted hereunder shall be in writing (including telefax) and shall be delivered personally, delivered by facsimile transmission (with confirmation of receipt immediately thereafter by telephone), sent by nationally recognized overnight courier (marked for overnight delivery), addressed to the parties at the address appearing on the first page of this Agreement or to such other address as may be hereafter designated in writing hereunder by the respective parties. Each party shall promptly advise the other in writing of any change of address.

      Section 10.05 Severability. If any provision of this Agreement is held illegal or unenforceable by any court of competent jurisdiction, such provision shall be deemed separable from the remaining provisions of this Agreement and shall not affect or impair the validity or enforceability of the remaining provisions of this Agreement. The parties hereto agree to replace any such illegal or unenforceable provision that has the most nearly similar permissible economic or other effect.

      Section 10.06 Governing Law. This Agreement shall be governed by the laws of the State of California, without regard to its conflicts of law principles.

      Section 10.07 No Waiver. The failure of either party to enforce, in any one or more instances, any of the terms or conditions of the Agreement shall not be construed as a waiver of the future performance of any such term or condition.

      Section 10.08 Force Majeure. No party shall be liable for its failure to perform any of its obligations hereunder during any period in which such performance is directly delayed by the occurrence of events beyond the control of the failing party such as fire, explosion, flood, storm or the acts of God, war, acts of terrorism, embargo, riot, or the intervention of any government authority, provided that the party suffering the delay immediately notifies the other parties of the delay.

      Section 10.09 Entire Agreement; Amendment. This Agreement constitutes the entire agreement among the parties concerning the subject matter hereof and supersedes all prior oral and written understandings and agreements between the parties relating hereto. This Agreement may not be modified except in a writing signed by the authorized representatives of the parties hereto.

      Section 10.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

      Section 10.11 Title 11. Each of the licenses granted hereunder are, for all purposes of Section 365(n) of Title 11 of the United States Code ("Title 11') and to the fullest extent permitted by law, a license of rights to "intellectual property" as defined in Title 11. All parties agree that the licensee of any rights under this Agreement shall retain and may fully exercise all of its applicable rights and elections under Title 11.

      Section 10.12 Effective Date. This Agreement shall be effective as of business day (the "Effective Date") following the day on which (i) all insurance regulatory approvals that are required are received and (ii) the prior notice period applicable to all filings made to applicable title insurance regulators has expired or been terminated or waived (by action of the regulator or otherwise).

      IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date first above written.


                                    PROPERTY INSIGHT, LLC


                                    By_________________________________________
                                            Name:
                                            Title:

                                    AMERICAN PIONEER TITLE INSURANCE COMPANY


                                    By_________________________________________
                                            Name:
                                            Title: